                FIRST AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

First Amendment, dated as of October 12, 2004 (the "FIRST AMENDMENT"), to the
Pledge and Security Agreement (the "PLEDGE AGREEMENT"), dated as of February 13,
2004, by and between Ormat Funding Corp., a Delaware corporation (the "ISSUER"), and Union Bank of California, N.A., in its capacity as collateral agent (the
"COLLATERAL AGENT").

Whereas, the Issuer, Brady Power Partners, a Nevada general partnership,
Steamboat Development Corp., a Utah corporation, Steamboat Geothermal LLC, a
Delaware limited liability company, OrMammoth Inc., a Delaware corporation, ORNI
1 LLC, a Delaware limited liability company, ORNI 2 LLC, a Delaware limited liability company, ORNI 7 LLC, a Delaware limited liability company, and Ormesa
LLC, a Delaware limited liability company (collectively with the Issuer, the
"ORMAT PARTIES"), and Union Bank of California, N.A., a national banking association, as trustee (the "TRUSTEE"), are parties to the Indenture dated as of February 13, 2004 (the "INDENTURE") with respect to the Issuer's 8 1/4%
Senior Secured Notes due December 30, 2020 (the "NOTES");

WHEREAS, the Offering Memorandum dated February 6, 2004 (the "OFFERING
MEMORANDUM") contained the following language on the cover of the Offering
Memorandum: "...the pledge by us in the Capital Stock of, one or more of, the
ORNI Entities and the pledge by the ORNI Entities of the Capital Stock of, one or more of, Brady and Steamboat Development may be released if we obtain all necessary duly executed Resource Lease Consents with respect to the Unassigned
Leases held by such entity and we execute and record Deeds of Trust or have previously executed and recorded Deeds of Trust with respect to such Unassigned
Leases";

WHEREAS, the Offering Memorandum contained the following language on page 82 of the Offering Memorandum: "If a Resource Lease Consent is obtained, the applicable Guarantors will grant a Lien on the related Unassigned Leases and, upon obtaining Resource Lease Consents with respect to all Unassigned Leases held by such Guarantors and recording Deeds of Trust encumbering such Unassigned
Leases, the pledge of the Capital Stock of the applicable Guarantors will be released from the Lien of the Collateral Agent...";

WHEREAS, the Offering Memorandum contained the following language on page 110 of the Offering Memorandum: "....the Lien on our ownership interest in, one or more of the, ORNI Entities and the ORNI Entities ownership interest in, one or more of, Brady or Steamboat Development, may be released at such time as we obtain a duly executed Resource Lease Consent with respect to such entity.";

WHEREAS, in the course of drafting the Indenture and the Pledge Agreement, the drafting parties intended to but failed to include such release provisions in either the Indenture or the Pledge Agreement;

WHEREAS, the Issuer and the Collateral Agent are permitted to amend or modify the Pledge Agreement by an instrument in writing signed by the Issuer and the
Collateral Agent pursuant to Section 6.02 of the Pledge Agreement

WHEREAS, the Issuer and the Collateral Agent desire to amend the Pledge
Agreement pursuant to Section 6.02;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Collateral Agent agree for the equal and ratable benefit of the Holders of the Notes as follows:

                                    ARTICLE I
                                   DEFINITIONS

Section 1.1   Definition of Terms and Rules of Construction.

Unless the context otherwise requires, capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Indenture and the Pledge Agreement. This First Amendment will be interpreted in accordance with the rules of construction in Section 1.01 of the Pledge
Agreement.

                                   ARTICLE II
                       AMENDMENTS TO THE PLEDGE AGREEMENT

Section 2.1   Amendments.

A new Section 2.17(b) shall be added to the Pledge Agreement as follows:

(b)

If the Resource Lease Consents with respect to all Unassigned Leases held by any
Guarantor are obtained and a Deed of Trust is recorded to encumber the
Unassigned Leases held by such Guarantor, then, upon receipt by the Collateral
Agent and the Trustee of a certificate from the Issuer stating that the conditions of this Section 2.17(b) have been met with respect to such Guarantor, the Collateral Agent shall release the Lien in favor of the Secured Parties on the Capital Stock of that Guarantor. The Collateral Agent shall return the certificates held by it evidencing such Capital Stock and execute any and all documents necessary to effectuate the foregoing.

The existing paragraph in Section 2.17 shall remain unchanged except that it shall be referred to as paragraph (a).

                                   ARTICLE III
                                  MISCELLANEOUS

Section 3.1   Ratification of the Pledge Agreement

The Pledge Agreement, as supplemented by this First Amendment, is in all respects ratified and confirmed, and this First Amendment shall be deemed part of the Pledge Agreement in the manner and to the extent herein and therein provided.

Section 3.2   Governing Law.

The internal law of the State of New York shall govern and be used to construe this First Amendment, without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.3   Severability.

In case any provision in this First Amendment shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.4   Counterparts.

The parties may sign any number of copies of this First Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

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Section 3.5   Collateral Agent Not Responsible for Recitals.

The recitals herein contained are made by the Issuer and not by the Collateral
Agent, and the Collateral Agent assumes no responsibility for the correctness thereof. The Collateral Agent makes no representation as to the validity or sufficiency of this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

ORMAT FUNDING CORP.

By:    /s/ Yehudit Bronicki
       -----------------------------
Name:  Yehudit Bronicki
Title: President and Secretary

UNION BANK OF CALIFORNIA, N.A.
as Collateral Agent

By:    /s/ Sonia Flores
       -----------------------------
Name:  Sonia Flores
Title: Vice President

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